Exhibit 16.1

September 25, 2009

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Clarient, Inc. (Clarient) and, under the date of March 19, 2009, we reported on the consolidated financial statements of Clarient as of and for the years ended December 31, 2008 and 2007. On September 22, 2009 we were dismissed.

We have read Clarient’s statements included under Item 4.01 of its Form 8-K dated September 22, 2009, and we agree with such statements, except that a) we are not in a position to agree or disagree with Clarient’s statement that the change was approved by the Audit Committee of the Board of Directors, and b) we are not in a position to agree or disagree with Clarient’s statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Clarient’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP